Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166306) of International Barrier Technology Inc. of our report dated September 18, 2013 relating to the consolidated financial statements of International Barrier Technology Inc. for the years ended June 30, 2013 and 2012, which appears in this Annual Report on Form 10-K.

/s/ BDO CANADA LLP

Vancouver, Canada

September 25, 2013